UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

IDEARC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 15, 2007

Dear Idearc Stockholder:

You are invited to attend Idearc Inc.’s first Annual Meeting of Stockholders. The meeting will be held on April 19, 2007, beginning at 9:00 a.m., local time, at Cityplace Conference Center, located at 2711 North Haskell Avenue, Dallas, Texas 75204.

Information about the meeting is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement. At the meeting, management will report on the company’s operations since the spin-off from Verizon Communications on November 17, 2006, and comment on our outlook for 2007. The report will be followed by a question and answer session.

We hope that you will plan to attend the annual meeting. Please take a few minutes to sign, date and return the proxy card in the enclosed, pre-addressed, postage-paid envelope.

We look forward to seeing you on April 19th.

Sincerely,

Katherine J. Harless
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 19, 2007

The 2007 Annual Meeting of Stockholders of Idearc Inc. (the “Company”) will be held on Thursday, April 19, 2007, at 9:00 a.m., local time, at Cityplace Conference Center located at 2711 North Haskell Avenue, Dallas, Texas 75204. The meeting will be held for the following purposes:

1. To elect seven directors to serve until the 2008 Annual Meeting of Stockholders;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007; and

3. To transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Holders of record of the Company’s common stock as of the close of business on March 1, 2007 are entitled to notice of, and to vote at, the meeting.

Also enclosed is the Company’s Annual Report for 2006.

By Order of the Board of Directors

William G. Mundy
Executive Vice President, General Counsel and Secretary

D/FW Airport, Texas

March 15, 2007

IMPORTANT Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

IDEARC INC.

P.O. Box 619810

2200 West Airfield Drive

D/FW Airport, TX 75261

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Idearc Inc. (the “Company”) for use at the Company’s 2007 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 15, 2007.

Holders of record of the Company’s common stock as of the close of business on March 1, 2007, are entitled to vote at the Annual Meeting. Each holder of record as of that date is entitled to one vote for each share of common stock held. On March 1, 2007, there were 146,865,821 shares of common stock outstanding.

You cannot vote your shares of common stock unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card in the enclosed envelope;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of the seven director nominees to serve until the Company’s 2008 Annual Meeting of Stockholders;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the Meeting. The directors will be elected by a plurality of the votes cast by holders of the Company’s common stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for the director nominee.

Those who fail to return a proxy or attend the Annual Meeting will not count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. Even if you do not instruct your broker how to vote on the election of directors or the ratification of our independent registered public accounting firm for 2007, your broker may exercise its discretion to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

The enclosed proxy card also provides voting instructions for any shares of Company common stock that you may hold in a Company benefit plan.

The Company is soliciting your proxy and will pay the cost of preparing and mailing this proxy statement and the enclosed proxy card. Employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of seven members, with each director serving a one-year term. Each of the director nominees listed below is an incumbent director whose nomination to serve on the Board was recommended by the Nominating and Corporate Governance Committee and approved by the Board. The director nominees, if elected, will serve until the 2008 Annual Meeting of Stockholders, or until their earlier resignation or removal. Each of the director nominees has indicated a willingness to serve as a director if elected. If any director nominee becomes unable to serve, the Board may designate a substitute nominee, in which case the designated proxy holders, Mr. Coticchio and Mr. Mundy, will vote for such substitute nominee.

The directors will be elected by a plurality of the votes cast at the Annual Meeting. A “withheld vote” is not considered a vote cast and will have no effect on the outcome of the election of directors.

The Board recommends a vote “FOR” all seven director nominees listed below.

Jerry V. Elliott, age 48, has served as a director of the Company since December 2006. He was president, chief executive officer and a director of Global Signal Inc., a publicly traded real estate investment trust that rents tower space to wireless carriers, from April 2006 until it was acquired by Crown Castle International in January 2007. From December 2005 to April 2006, Mr. Elliott served as president of Citizens Communications Co., a provider of communication services to rural areas and small to medium-sized towns. He served as chief financial officer of Citizens Communications from February 2002 to November 2005 and as a director from September 2004 until April 2006. Prior to holding these positions, Mr. Elliott was a Managing Director—Media and Communications in Morgan Stanley’s investment banking group, a partner at the law firm of Shearman & Sterling LLP and an accountant at Arthur Andersen LLP.

Katherine J. Harless, age 56, has served as our President and Chief Executive Officer since 2000 and a director since November 2006. Prior to joining our company, she served in a variety of finance, sales and operations positions with Verizon Communications Inc. and its predecessor company, GTE, over a 27-year period, including serving as the president of GTE Airfone from 1996 to 2000 and president of GTE’s Texas/New Mexico telecommunications unit from 1993 to 1996. She serves on the board of directors of the Yellow Pages Association and The Toro Company, and on the advisory board of the University of Texas McCombs School of Business. Ms. Harless is a member of the Committee of 200 and Leadership America.

John J. Mueller, age 50, has served as our Chairman of the Board since November 2006. Mr. Mueller currently is a business consultant. Previously, he served as chief executive officer and president of Valor Telecommunications LLC from 2004 to 2006. Mr. Mueller also served as chief executive officer and president and as a member of the board of directors of Valor Communications Group, Inc., Valor Telecommunications’ parent company, from 2005 to 2006. He was appointed to Valor Communications Group’s board of directors following consummation of its initial public offering. Prior to becoming Valor Telecommunications’ chief executive officer and president, Mr. Mueller held the positions of president and chief operating officer. He joined Valor Telecommunications in April 2002 as executive vice president and chief operating officer. In July 2006, Alltel Corporation spun-off its wireline telecommunications business and it merged with Valor Communications Group, a local provider of telecommunications services, to form Windstream Corporation. Prior to joining Valor Telecommunications, Mr. Mueller spent 23 years at Cincinnati Bell Inc. serving in various positions including president of Cincinnati Bell Telephone Company, general manager—consumer markets and president and chief executive officer of CBD, Cincinnati Bell’s directory subsidiary. In 2006, he successfully completed an exam to be certified as having core competencies as a board member following completion of an executive education program sponsored by the UCLA Anderson School of Management.

Donald B. Reed, age 62, has served as a director of the Company since November 2006. Mr. Reed currently serves on the boards of directors of CSG Systems International Inc., Intervoice, Inc. and St. Lawrence Cement Group, Inc. From May 2000 to January 2003, he served as chief executive officer of Cable and Wireless Global, or C&W, a unit of Cable & Wireless plc (UK). C&W provided Internet protocol and data services to business customers in the United States, Europe and Japan. Mr. Reed served in various other executive positions at C&W from June 1998 to May 2000. He also served for 30 years in various executive positions at New England Telephone, NYNEX Corporation and Bell Atlantic Corporation, including as NYNEX’s vice president of government affairs in Washington, D.C., vice president of NYNEX Human Resources, president of NYNEX Information Resources, the directory operations of NYNEX, and president and group executive of NYNEX Corporation.

Stephen L. Robertson, age 55, has served as a director of the Company since November 2006. Mr. Robertson is currently a business consultant. Previously, he served as president of Convergys International, a unit of Convergys Corporation, from 2002 to 2005. Convergys Corporation, or Convergys, is a global outsourcing solutions company. Mr. Robertson also served as Convergys’ executive vice president of North American operations from 2000 to 2002 and as Convergys’ president of telecom solutions from 1996 to 2000. Prior to joining Convergys, he served 22 years in the telecommunications industry with Cincinnati Bell Corporation and Southwestern Bell Corporation. Mr. Robertson also served on the respective senior executive committees of Convergys and Cincinnati Bell Corporation.

Thomas S. Rogers, age 52, has served as a director of the Company since November 2006. Mr. Rogers currently serves as president and chief executive officer of TiVo Inc., a position he has held since July 2005. He also currently serves on the board of directors of TiVo Inc., a provider of television-based interactive and entertainment services. Mr. Rogers previously served as chairman of the board of Teleglobe International Holdings, Ltd., a provider of international voice, data, internet and mobile roaming services, from November 2004 to February 2006. He also has served as chairman of TRget Media LLC, a media industry investment and operations advisory firm, since July 2003. Mr. Rogers served as the senior operating executive for media and entertainment for Cerberus Capital Management, a large private equity firm, from 2004 to July 2005. Prior to holding that position, he served as chairman and chief executive officer of Primedia, Inc., a print, video and online media company, from October 1999 to April 2003. From January 1987 until October 1999, Mr. Rogers held positions with National Broadcast Company, Inc., including president of NBC Cable and executive vice president.

Paul E. Weaver, age 61, has served as a director of the Company since December 2006. After more than 30 years of service, Mr. Weaver recently retired as a global partner of PricewaterhouseCoopers LLP, where he was chairman of the firm’s global technology practice group focusing on technology, infocomm, entertainment and media. During his service with PricewaterhouseCoopers, he served as the lead partner on a number of the firm’s largest global clients and held various management positions, including managing partner of the firm’s Dallas/Ft. Worth office and vice chairman, based in New York, responsible for all firm-wide revenue related activities. Mr. Weaver currently serves as a director of Gateway Inc. and AMN Healthcare Services Inc., is a Board member of the Ellis Island/Statue of Liberty Foundation, and serves on the Corporate Advisory Board of the University of Michigan Business School.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007. The Board is asking stockholders to ratify this appointment. Although the Company is not required to obtain stockholder ratification of the appointment of Ernst & Young, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a negative vote on this proposal.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board recommends a vote “FOR” Proposal 2.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. The Company has adopted a Code of Conduct for directors, officers and employees and Corporate Governance Guidelines, which, together with our Certificate of Incorporation, By-Laws and Board committee charters, form our framework for governance. All of these documents are publicly available on our website at www.idearc.com or may be obtained free of charge upon written request to: Idearc Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Investor Relations.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent. Our Board consists of seven directors, six of whom are independent (as defined by our Corporate Governance Guidelines) and one of whom serves as our President and Chief Executive Officer. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The guidelines for determining director independence are set forth in our Corporate Governance Guidelines, which conform to the independence requirements of the New York Stock Exchange (“NYSE”) corporate governance standards. Applying these independence standards, the Board has determined that John J. Mueller, Jerry V. Elliott, Donald B. Reed, Stephen L. Robertson, Thomas S. Rogers and Paul E. Weaver are all independent directors.

Director Nominations

Qualifications.    In considering nominees for election as director, the Nominating and Corporate Governance Committee considers a number of factors. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Committee takes into account many factors, including the candidate’s general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of the Company’s business and technology, educational and professional background and personal accomplishments.

Stockholder Recommendations.    The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee. The Company has never received any recommendations for director candidates from stockholders.

Stockholders may recommend candidates at any time, but to be considered by the Nominating and Corporate Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days in advance of the first anniversary of the date of the Company’s proxy statement mailed to stockholders for the preceding year’s annual meeting of stockholders. A stockholder’s notice must contain the following:

•

the name of the stockholder recommending the director candidate for consideration, the name of the director candidate and the written consent of the stockholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the stockholder and director candidate agreeing to make available to the Nominating and Corporate Governance Committee all information reasonably requested in connection with the Nominating and Corporate Governance Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the Securities and Exchange Commission (“SEC”) and the NYSE corporate governance standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Idearc Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Communications with the Board

Any stockholder and other interested party may communicate with the Board, any Board committee, the non-management directors or any other individual director. All written communications must identify the recipient and the author and be forwarded by certified mail to: Idearc Inc., P.O. Box 619810, D/FW Airport, TX 75261, Attention: Corporate Secretary. The Corporate Secretary will act as agent for the directors in facilitating these communications.

Code of Conduct

The Company has adopted a Code of Conduct applicable to all of its directors and employees, including the chief executive officer, chief financial officer and chief accounting officer. The purpose of the Code of Conduct is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, respect and accountability. The Company will post information regarding any amendment to, or waiver from, its Code of Conduct on its web site under the Investor Relations tab as required by applicable law.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Under the Company’s Corporate Governance Guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities, review all meeting materials distributed in advance of a meeting, be prepared to discuss the business to be presented and is strongly encouraged to attend and participate in all Board meetings and meeting of Board committees on which he or she serves. From the date of our spin-off in November 2006 until the end of 2006, the Board held one meeting and took action by written consent five times. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served.

The Board has established a policy that its non-management directors meet regularly in executive session, without members of management present. A non-management director presides over each executive session. The Board has appointed John J. Mueller to preside over executive sessions of the non-management directors.

As part of the Company’s Corporate Governance Guidelines, the Board has adopted a policy that strongly encourages each director to attend each stockholder meeting. This Annual Meeting is the first stockholders meeting since the Company’s spin-off and the Board’s adoption of the Company’s Corporate Governance Guidelines.

Board Committees

The Board of Directors has three standing committees: Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, each of which is described below. Each committee operates under a written charter adopted by the Board of Directors. All of the charters are publicly available on our website at www.idearc.com. You may also obtain a copy of our charters upon written request to our Investor Relations department at our principal executive offices.

Upon the Nominating and Corporate Governance Committee’s recommendations, our Board of Directors elects committee members annually. The table below sets forth the current composition of our Board committees.

	Audit Committee	Human Resources Committee	Nominating and Corporate Governance Committee
Jerry V. Elliott	✓	✓
John J. Mueller			✓ (Chair)
Donald B. Reed		✓ (Chair)
Stephen L. Robertson	✓	✓
Thomas S. Rogers			✓
Paul E. Weaver	✓ (Chair)

Subject to their re-election at the Annual Meeting, the composition of the Board committees for 2007 will remain the same.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

establishing, monitoring and assessing the Company’s policies and procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	reviewing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviewing with management and the independent registered public accounting firm the scope and the planning of the annual audit;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing the internal audit function;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees or concerns regarding questionable accounting or auditing matters;

•	preparing the Audit Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Audit Committee was formed in November 2006 in connection with our spin-off. During 2006, the Audit Committee held one meeting and took action by written consent once. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that all of the members of the Audit Committee are “independent” as defined by the NYSE corporate governance standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board has also determined that Mr. Weaver meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

Human Resources Committee

The Human Resources Committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating our executive officers and the Board. The functions and responsibilities of the Human Resources Committee include:

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plan;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment and severance arrangements with the Company’s senior management;

•	reviewing director compensation policies and, as appropriate, making recommendations to the Board;

•	preparing the Human Resources Committee report to be included in the annual proxy statement;

•	overseeing preparation of the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	reviewing the adequacy of the Human Resources Committee charter.

The Human Resources Committee was formed in November 2006 in connection with our spin-off and held one meeting during 2006. The Board has determined that all three members of the Human Resources Committee are “independent” as defined by the NYSE corporate governance standards.

The Chair of the Human Resources Committee determines meeting agendas for the Human Resources Committee with the assistance of our General Counsel. From time to time, our executive officers, including our President and Chief Executive Officer, attend committee meetings. Independent advisors and our legal, accounting and human resources departments support the Human Resources Committee in fulfilling its responsibilities. The committee has authority under its charter to retain, approve fees for, and terminate independent advisors as it deems necessary to assist in the fulfillment of its responsibilities. In connection with the spin-off, the Human Resources Committee engaged Hewitt Associates, an outside global human resources consulting firm, to review our executive compensation program. For more detail about the Human Resources Committee, including its role, and the use of a compensation consultant, see “Compensation Discussion and Analysis” and the “Human Resources Committee Report on Executive Compensation” set forth below.

Human Resources Committee Interlocks and Insider Participation in Compensation Decisions

None of our executive officers serves as a member of the compensation committee (or other Board committee performing the equivalent function) or as a member of the board of directors of any other company of which any member of the Human Resources Committee or our Board is an executive officer.

Nominating and Corporate Governance Committee

The functions and responsibilities of the Nominating and Corporate Governance Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee was formed in November 2006 in connection with our spin-off and did not meet during 2006. The Board has determined that both members of the Nominating and Corporate Governance Committee are “independent” as defined by the NYSE corporate governance standards.

In 2006, the Nominating and Corporate Governance Committee retained a director search firm to help the committee identify and evaluate qualified director nominees for consideration by the committee.

Director Compensation

In December 2006, the Board approved the director compensation program discussed below.

Annual Cash Compensation.    Non-management directors of the Company receive an annual cash retainer of $60,000. Directors who are employees of the Company do not receive additional compensation for serving as directors. The Chairman of the Board receives an additional annual cash retainer of $60,000. The chair of the Audit Committee receives an additional annual cash retainer of $15,000. The chairs of the Human Resources

Committee and Nominating and Corporate Governance Committee each receive an additional annual cash retainer of $10,000. The Company reimburses all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

Annual Equity-Based Compensation.    Non-management directors receive an annual award of restricted stock equal to $90,000 divided by the closing price of our common stock on the date of grant. These shares vest on the first anniversary of the grant date.

The tables below summarize the Company’s annual director compensation program.

		Chairman of the Board	Non-Management Directors
Annual cash retainer		$120,000	$60,000
Annual equity-based compensation		$90,000	$90,000

	Audit Committee Chair	Human Resources Committee Chair	Nominating and Corporate Governance Chair
Additional annual cash retainer for committee chair	$15,000	$10,000	$10,000

One-Time Equity-Based Compensation.    Current non-management directors received a one-time award of restricted stock valued at $170,000 as an initial inducement to serve on the Board, as compensation for 2006 services and Board formation activities and to provide a significant equity stake in the Company at the start of Board service. Non-management directors who join the Board in the future will receive a one-time award of restricted stock valued at $85,000 as an inducement to join the Board and to provide a significant equity stake in the Company at the start of Board service. These shares of restricted stock vest on the third anniversary of the grant date, with any accrued dividends being paid on the vesting date.

Director Compensation Table

The following table provides information concerning the compensation earned by our non-management directors during 2006.

Name (1)	Fees Earned or Paid in Cash (2)
Jerry V. Elliott	$0
John J. Mueller	$32,500
Donald B. Reed	$17,500
Stephen L. Robertson	$15,000
Thomas S. Rogers	$15,000
Paul E. Weaver	$18,750

(1)	Katherine J. Harless, the Company’s President and Chief Executive Officer, is not included in this table because she is an employee of the Company and thus receives no compensation for her service as a director. The compensation received by Ms. Harless as an employee of the Company is shown in the Summary Compensation Table.
(2)	Represents one-fourth of annual cash compensation under director compensation program. Mr. Elliott did not receive director compensation in 2006 because he was not elected to the Board until December 28, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and you should not take them to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

Our executive compensation program is designed to motivate, attract, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for the year ended December 31, 2006 (collectively, the “Named Executive Officers’’), our Human Resources Committee is guided by the following objectives and principles:

•

Compensation should tie to performance.    A significant portion of total compensation is tied to and varies with our financial, operational and strategic performance and total return to the stockholders, as well as individual performance.

•

Compensation should encourage and reward the achievement of specific corporate goals and initiatives.    From time to time, the Board and management set specific corporate goals and initiatives pertaining to growth and profitability.

•

Compensation should align executives’ interests with our stockholders’ interests.    Equity-based compensation encourages executives to focus on our long-term growth and prospects and to demonstrate long-term performance commitment and to manage our Company from the perspective of our stockholders.

•	Compensation should be transparent. Compensation should be transparent and easy to understand for investors, analysts, the Board and management.

Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive with our peer companies.

Compensation Setting Process

We just completed our first, partial fiscal year since our spin-off from Verizon Communications Inc., our former parent company, that occurred in November 2006. All of our compensation practices that were in place during 2006 were established by our former parent company before the spin-off. Prior to the spin-off, we retained Hewitt Associates LLC (“Hewitt”) to initiate a review and assessment of our executive compensation program, including total compensation and individual pay components (e.g., base salary, bonus and equity compensation) of each of the Named Executive Officers. Hewitt was directed to identify a peer group of publicly traded companies, provide comparative data with respect to these peer companies, and provide recommendations regarding our overall compensation program and the Named Executive Officers’ pay levels.

Upon Hewitt’s recommendations, the Human Resources Committee recommended to the Board for approval and the Board approved several changes to our executive compensation program during January and February of 2007. For a further description of these changes, see “—2007 Executive Compensation Decisions” below.

The Human Resources Committee approves or recommends to the Board for approval all compensation decisions for the Named Executive Officers, including the grant of equity awards. The Human Resources Committee annually reviews and approves or recommends to the Board for approval the compensation decisions with respect to the Named Executive Officers to help ensure such persons are fairly compensated based upon their performance and contribution to the Company’s growth and profitability and that such compensation decisions support the Company’s objectives and stockholder interests.

Except for Katherine J. Harless, our President and Chief Executive Officer, none of the Named Executive Officers is subject to an employment agreement with the Company. Our President and Chief Executive Officer is covered by an employment agreement that we assumed from our former parent company. Under the terms of this employment agreement, the Human Resources Committee annually reviews and may adjust Ms. Harless’s annual base salary and short- and long-term incentive award opportunities. For a description of the adjustments made to Ms. Harless’s base salary and incentive award opportunities for 2007, see “—2007 Executive Compensation Decisions” below. For additional information regarding Ms. Harless’s employment agreement, see “—Potential Payments Upon Severance and Change of Control Arrangements—Harless Employment Agreement” and “Executive Compensation—Harless Employment Agreement.”

Benchmarking and Peer Group

Upon the recommendation of Hewitt, the Human Resources Committee selected a compensation peer group of companies consisting of 125 companies in the Hewitt Total Compensation Measurement Database (the “Peer Group”) that included companies having similar size, revenue and number of employees to the Company. From the Peer Group, we selected a smaller group of media and publishing companies to cross-check the compensation analysis of the larger Peer Group. The smaller group of media and publishing companies included the following 15 publicly held companies: Belo Corp., Dex Media, Inc., Dow Jones and Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., McGraw-Hill Companies Inc., Meredith Corporation, The New York Times Company, Primedia Inc., R.H. Donnelley Corporation, The Reader’s Digest Association, Inc., Scholastic Corporation, Tribune Company, The Washington Post Company and Wiley John & Sons Inc.

We did not benchmark our 2006 executive compensation program against the Peer Group because all of our compensation practices that were in place during 2006 were established by our former parent company before the spin-off. In setting executive compensation for 2007, our Human Resources Committee used the Peer Group in implementing the base salary, short-term cash-based incentive award opportunities and long-term equity-based incentive award opportunities for the Named Executive Officers who are not covered by an employment agreement. Our Human Resources Committee aims to target the total compensation packages to be paid to each of the Named Executive Officers who are not covered by an employment agreement between the 50th and 75th percentiles of total compensation packages paid to similarly situated executive officers of the companies comprising the Peer Group, as adjusted for size. Our policy for allocating total compensation between base salary and incentive awards is to position base salary compensation at the 50th percentile of base salary compensation paid to similarly situated executive officers of the companies comprising the Peer Group and incentive compensation at the 75th percentile of incentive compensation paid to similarly situated executive officers of the companies comprising the Peer Group. We feel that this allocation properly reflects our emphasis on linking the incentive compensation to Company performance and results. This allocation was comparable to those for companies in the Peer Group.

In setting 2007 compensation for our President and Chief Executive Officer, one of the factors considered by our Human Resources Committee was the data on compensation paid to similarly situated executive officers of the companies comprising the Peer Group. Our Human Resources Committee also considered various other factors, such as the term of the existing employment agreement, the minimum short-term cash-based incentive award and long-term equity-based incentive award opportunities set forth in the employment agreement, rights upon termination of employment set forth in the employment agreement and the Company’s Long Term Incentive Plan, and restrictive covenants set forth in the employment agreement and award agreements under the Company’s Long term Incentive Plan.

Compensation Program Components

The Company’s executive compensation program consists of the following components:

•	Base salary;

•	Short-term cash-based incentive awards;

•	Long-term equity-based incentive awards; and

•	Employee benefits and other perquisites.

We believe the compensation packages established by our former parent for 2006 were allocated between base salary and non-base salary, including benefits and incentive based awards, in a manner that was competitive within the marketplace and industry and appropriate to fulfill our stated compensation policies.

Base Salary

The Human Resources Committee believes that competitive levels of cash compensation, together with equity and other incentive programs, are necessary for the motivation and retention of our executive officers. Base salaries provide executives with a predictable level of income and help achieve the objectives outlined above by attracting and retaining strong talent. We review and, if required, adjust base salaries for our Named Executive Officers on an annual basis. During its review of base salaries for executive officers, the Human Resources Committee primarily considers market data provided by our outside consultants, internal review of the executive officer’s compensation, and individual performance of the executive officer. The Named Executive Officers earned the following 2006 base salaries:

Name	Base Salary
Katherine J. Harless President and Chief Executive Officer	$483,000

Andrew Coticchio Executive Vice President and Chief Financial Officer	$308,500

Frank P. Gatto President-Northeast	$272,800

W. Scott Hanle President-West and Independent	$269,700

Scott B. Laver President-Mid-Atlantic	$270,000

In January and March 2007, our Human Resources Committee recommended to the Board for approval and the Board approved several changes to the base salaries of our Named Executive Officers. For a further description of these changes, see “—2007 Executive Compensation Decisions” below.

Short-Term Cash-Based Incentive Awards

We provide an opportunity for annual cash-based incentive awards to the Named Executive Officers to reward the achievement of corporate goals and initiatives. For 2006, in connection with the spin-off, we entered into an Employee Matters Agreement with our former parent company, pursuant to which we agreed, among other things, to assume all liabilities relating to the Company participants under our former parent company’s short-term incentive plan in which such persons participated at the time of the spin-off.

The targeted value of the short-term incentive award was set by our former parent company and was generally based on a percentage of the named executive officer’s actual base salary. The target awards for the Named Executive Officers were 75% of base salary (112.5% for Ms. Harless). For 2006, the performance targets, and their respective weightings, were as follows:

•	Net income of Verizon Information Services Inc. (“VIS”), which was the predecessor entity to the Company and a subsidiary of our former parent company (30%);

•	Customer service (25%);

•	Earnings per share of our former parent company (25%);

•	Total revenue of VIS (15%); and

•	Employee diversity of VIS (5%).

If these performance targets were met, we would pay 100% of the target awards to the Named Executive Officers. If these performance targets were exceeded, the Named Executive Officers would receive more than the target awards.

After input from management and our former parent company, the Human Resources Committee determined that these performance targets were exceeded for 2006, and the Human Resources Committee approved the payment of individual award amounts to the Named Executive Officers based on Company and individual performance. The Named Executive Officers earned the following “Actual 2006 Cash Awards,” which reflect actual cash bonuses that were earned for work performed in 2006 and paid in February 2007:

Name	Actual 2006 Cash Awards
Katherine J. Harless	$556,959
Andrew Coticchio	$231,750
Frank P. Gatto	$206,646
W. Scott Hanle	$204,298
Scott B. Laver	$204,525

In February 2007, our Human Resources Committee recommended to the Board for approval and the Board approved several changes to the short-term incentive plan for the Company. For 2007, short-term incentive plan awards will be measured by the attainment of performance targets related to print published revenue, Internet revenue and operating income before interest, taxes, depreciation and amortization (OIBITDA). For a further description of these changes, see “—2007 Executive Compensation Decisions” below.

Special Cash Bonus Related to Verizon Long-Term Incentive Plan

For employees who received awards in 2004 under our former parent company’s long-term incentive plan, we made a cash payment related to the period from the date of the spin-off through December 31, 2006. The Named Executive Officers earned the following special one-time partial long-term incentive plan payments that were paid in February 2007:

Name	Special One–Time Partial Long-Term Incentive Plan Payment
Katherine J. Harless	$28,855
Andrew Coticchio	$7,621
Frank P. Gatto	$6,639
W. Scott Hanle	$6,571
Scott B. Laver	$4,166

This was a special one-time partial long-term incentive plan payment given to the Named Executive Officers. The Company does not intend to distribute a similar award for the 2007 fiscal year.

Special One-Time Cash Performance Awards in Connection with Spin-Off from Verizon

The Board approved special one-time performance awards, payable in cash, to designated employees in recognition of their efforts in connection with the spin-off. In determining the amounts of these special one-time performance awards, our President and Chief Executive Officer provided to the Human Resources Committee and the Board an evaluation of each executive officer’s contribution to the success of the spin-off and made a recommendation as to the amount of the special performance award to be given to each of the executive officers. Our President and Chief Executive Officer presented her recommendations to the Human Resources Committee and the Board, and the Board approved these special one-time performance awards.

The Named Executive Officers earned the following special one-time performance awards in connection with the spin-off that were paid in January 2007:

Name	Special Performance Award
Katherine J. Harless	$400,000
Andrew Coticchio	$100,000
Frank P. Gatto	$100,000
W. Scott Hanle	$75,000
Scott B. Laver	$150,000

This was a special one-time performance award given to the Named Executive Officers in connection with the spin-off. The Company does not intend to distribute a similar award for the 2007 fiscal year.

Long-Term Equity Compensation

The Long Term Incentive Plan is intended to (i) optimize our profitability and growth through long-term incentives that are consistent with our goals and that link the interests of participants to those of our stockholders, (ii) provide participants with an incentive for excellence in individual performance, (iii) provide flexibility to help us motivate, attract and retain the services of participants who make significant contributions to our success, and (iv) allow participants to share in our success. Our Human Resources Committee and the Board administer the Long Term Incentive Plan, including selecting award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards, and interpreting the provisions of the Long Term Incentive Plan.

Types of Awards—Our Human Resources Committee has the authority to grant various types of awards to employees under the Long Term Incentive Plan. These types of awards include:

•

Performance Shares and Performance Units.    Performance shares and performance units are linked to our performance over a performance cycle designated by our Human Resources Committee. These awards will be paid only to the extent that we attain the corresponding performance goals. These awards are payable in cash, common stock or a combination of both, as determined by our Human Resources Committee. Before the performance shares or performance units have vested, no dividends are payable, but participants holding performance shares or performance units may be credited with dividend equivalents equal to the amount or value of the dividends that would have been paid on the underlying shares of the unvested awards if they were vested, or as otherwise outlined in the separate award agreements for the performance shares or performance units.

•

Restricted Stock and Restricted Stock Units.    Restricted stock and restricted stock units represent grants of our common stock or stock units that are subject to a risk of forfeiture or other restrictions that lapse when one or more performance or other objectives, as determined by our Human Resources Committee, are achieved. Any awards will be subject to such conditions, restrictions and contingencies as our Human Resources Committee determines. Restricted stock units are payable in cash, common stock or a combination of both, as determined by our Human Resources Committee. During the restriction period, no dividends are payable on unvested shares, but participants holding shares of restricted stock may be credited with dividend equivalents equal to the amount or value of the dividends that would have been paid on the unvested shares if they were vested, or as otherwise outlined in the separate award agreements for the restricted stock or restricted stock units.

•

Stock Options.    Each stock option represents the right to purchase a specified number of shares of our common stock, at a fixed grant price that cannot be less than the fair market value of the shares on the grant date. The Long Term Incentive Plan does not permit re-pricing of any previously granted stock options. The maximum term of a stock option is ten years from the date of grant. Any option will be exercisable in accordance with terms established by our Human Resources Committee. The purchase price of an option may be payable in cash, common stock (valued at fair market on the day of exercise) or a combination of both. The Long Term Incentive Plan authorizes our Human Resources Committee to grant non-qualified stock options as well as incentive stock options that comply with the requirements of Section 422(b) of the Internal Revenue Code.

•

Other Awards.    The Human Resources Committee has authority to grant other awards. These awards may include, among other things, cash incentive awards and stock appreciation rights. The Human Resources Committee has the discretion to determine the terms and conditions of any such awards.

We did not grant any long-term equity awards under the Long Term Incentive Plan in 2006. In February and March 2007, our Human Resources Committee recommended to the Board for approval and the Board approved performance targets and target long-term incentive percentages for our Named Executive Officers for 2007. For a further description of these decisions, see “—2007 Executive Compensation Decisions” below.

We do not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. The Human Resources Committee has approved, and will continue to approve, all grants of equity compensation. Although the President and Chief Executive Officer and other executive officers make recommendations to the Human Resources Committee from time to time about the form and amount of equity awards to be granted to our employees, such awards are approved by the Human Resources Committee. The Human Resources Committee does not expect to delegate such approval authority to our management or any subcommittee in the near future. Furthermore, beginning in 2007 and generally, we will (i) make the annual long-term equity awards to our employees, including our Named Executive Officers, in the first quarter of the fiscal year, following the announcement of our fourth quarter earnings for the previous year, and (ii) make awards, if any, to new hires on the first trading day following the month of such employees’ hire date. Notwithstanding the above, there may be times that the Human Resources Committee elects to make equity awards other than these designated times for legitimate business purposes. In the event that material non-public information becomes known to the Human Resources Committee prior to granting equity compensation, the Human Resources Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety.

Employee Benefits and Other Perquisites

The Named Executive Officers are eligible to participate in our flexible benefits plans that are generally available to all of our employees. Under these plans, all employees are entitled to medical, vision, life insurance, disability coverage and post-retirement medical benefits (for employees having 13 1/2 years of service as of June 30, 2006). Additionally, our employees are entitled to vacation, sick leave and other paid holidays. The Human Resources Committee believes our commitment to provide benefits and perquisites recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and our stockholders. The Named Executive Officers are eligible to receive other benefits and perquisites as outlined below. Beginning in 2007, the Human Resources Committee will annually review the benefit and perquisite program to determine if any adjustments are appropriate.

Pension Plans

Currently, pension benefits do not accrue for our management employees, including the Named Executive Officers. Prior to our spin-off, however, our Named Executive Officers participated in pension plans maintained by our former parent company. In December 2005, our former parent company announced that management employees, including our management employees, would no longer earn pension benefits after June 30, 2006. In connection with the spin-off, pension assets and liabilities under our former parent company’s pension plans were transferred to the Company’s pension plans, which are substantially similar to our former parent company’s pension plans. These pension obligations were transferred to us as required by Section 414(l) of the Internal Revenue Code.

Our former parent company’s management pension plan, now the Idearc Pension Plan for Management Employees (the “Management Pension Plan”), is a noncontributory, tax-qualified pension plan for salaried employees that provides for distribution of benefits in a lump sum or an annuity, at the participant’s election. All participant pension benefits are calculated using a cash balance formula that provides for pay credits equal to 4% to 7% (depending upon age and service) of annual eligible pay up to the statutory limit on compensation ($220,000 in 2006), for each year of service following the conversion to cash balance. In general, eligible pay includes base salary and short-term incentives, exclusive of certain senior manager or other incentive compensation, and other similar types of payments. Additionally, monthly interest credits are made to the participant’s account balance based upon the prevailing market yields on certain U.S. Treasury obligations. In order to record these pay and interest credits, the plan administrator maintains a hypothetical account balance for each participant. However, as part of the transition to a cash balance formula, all participants who had at least ten years of service with our former parent company and its subsidiaries as of January 1, 2002, received benefits under an alternative formula, referred to as the “highest average pay formula,” if that formula provided a higher benefit than the cash balance formula. Under this alternative formula, pensions are computed on 1.35% of eligible pay for the average annual salary for the five highest consecutive years up to the statutory limit on compensation ($220,000 in 2006), for each year of service. Each of our Named Executive Officers has his or her benefits under the Management Pension Plan calculated under the highest average pay formula. The following Named Executive Officers are currently eligible for early retirement: Ms. Harless, Mr. Gatto and Mr. Hanle.

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Management Pension Plan. Accordingly, any pension amounts for executive officers that exceed that limit will be paid under the Idearc Excess Pension Plan (the “Excess Pension Plan”). The Excess Pension Plan is a nonqualified, unfunded, supplemental retirement plan. The Excess Pension Plan is provided to all eligible employees. Our Named Executive Officers began participating in the Excess Pension Plan as of January 1, 2005. Their participation in the Excess Pension Plan is limited to the cash balance formula. They are not eligible for the highest average pay formula under the Excess Pension Plan. This means that the Named Executive Officers (as well as all other participating employees) were eligible to receive pay credits in 2006 equal to 4% to 7% (depending on age and service) under the Excess Pension Plan on all eligible compensation that exceeds the IRS qualified pay limits ($220,000 in 2006). This is the same pay-credit percentage range received under the cash balance formula in the Management Pension Plan, up to the applicable IRS qualified payments.

Effective July 1, 2006, management employees of our former parent company, including our Named Executive Officers, no longer earn pension benefits under the Management Pension Plan and the Excess Pension Plan. For all management employees, including the Named Executive Officers, earning pension benefits as of June 30, 2006, our former parent company enhanced the pension benefit earned as of that date, adding 18 months of additional pay credits to the cash balance pension accounts and, if applicable, 18 months of service to the highest average pay pension calculation.

Currently, we do not offer any new pension benefits to our employees, including the Named Executive Officers. Our Management Pension Plan and Excess Pension Plan represent transferred assets and liabilities from our former parent company’s pension plans.

Idearc Savings Plan For Management Employees

Our management employees also participate in the Idearc Savings Plan for Management Employees (“Idearc Savings Plan”). Under the Idearc Savings Plan, participants are entitled to make contributions on a pre-tax or post-tax basis and receive matching contributions in accordance with the terms of the plan. We provide a matching contribution equal to 6% of eligible compensation deferred or contributed to the savings plan. In addition, management employees may be eligible for an additional performance-related matching contribution of up to 3% of eligible compensation if performance criteria, to be established by the Human Resources Committee, are met.

Fringe Benefits and Perquisites

The Named Executive Officers also receive the following fringe benefits and perquisites:

•	Payments for partial premium costs on life insurance policy;

•	Tax gross-up associated with payments for partial premium costs on life insurance policy;

•	Physical examinations for the executive officers;

•	Financial planning resources, services and assistance;

•	Personal use of the corporate aircraft; and

•	Monthly flexible allowances.

Use of the corporate aircraft is controlled by a corporate aircraft policy approved by our Board, which policy is administered by our Chief Financial Officer. The cost associated with personal use of our corporate aircraft is allocated to our executive officers and Board members in accordance with Internal Revenue Service regulations.

Accounting and Tax Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our President and Chief Executive Officer and the next four most highly compensated officers, sometimes referred to as the Named Executive Officers. Performance-based compensation that meets certain requirements is, however, excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Human Resources Committee considers the anticipated tax treatment to us and to the Named Executive Officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Human Resources Committee’s control. For these and other reasons, including to maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, the Human Resources Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.

The Human Resources Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The Human Resources Committee may establish annual performance criteria in an effort to ensure deductibility of the cash and restricted stock incentive awards made under the Long Term Incentive Plan. Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. We currently expect that all compensation paid to the Named Executive Officers in 2006 will be deductible by the Company.

Accounting for Stock-Based Compensation

We account for stock-based payments including awards under our Long Term Incentive Plan in accordance with the requirements of FASB Statement 123(R).

Potential Payments Upon Severance and Change of Control Arrangements

Harless Employment Agreement

Katherine J. Harless, our President and Chief Executive Officer, is covered by an employment agreement that we assumed from our former parent company. The employment agreement (i) will terminate upon Ms. Harless’s death; (ii) may be terminated by us upon Ms. Harless’s disability; (iii) may be terminated by Ms. Harless for (a) retirement, (b) “good reason” (as defined below) or (c) a reason other than retirement or “good reason”; and (iv) may be terminated by us for “cause” (as defined below) or without “cause.”

Upon the termination of Ms. Harless’s employment due to her death or disability:

(a) we will make a lump-sum cash payment equal to the excess of (1) the sum of base salary plus 50% of her maximum short-term bonus opportunity, over (2) any amounts payable under any company-sponsored disability plan; and

(b) her outstanding Company stock options, if any, will vest and will be exercisable until the earlier of five years after the date of termination or the maximum term of each option.

If Ms. Harless’s employment were to have been terminated on December 31, 2006, due to death, we estimate that the value of the payments and benefits described in clauses (a) and (b) above she would have been eligible to receive is as follows: (a) $845,250 and (b) $0, with an aggregate value of $845,250. As of December 31, 2006, Ms. Harless did not have any outstanding Company stock options.

If Ms. Harless’s employment were to have been terminated on December 31, 2006, due to disability, we estimate that the value of the payments and benefits described in clauses (a) and (b) above she would have been eligible to receive is as follows: (a) $845,250 less amounts payable under the Company’s short-term disability plan (which would be $483,000) and the Company’s long-term disability plan (which would be $35,000 per month), which short- and long-term disability payments would be reduced if Ms. Harless elects to receive distributions under the Company’s pension plans, and (b) $0. As of December 31, 2006, Ms. Harless did not have any outstanding Company stock options.

Upon the termination of Ms. Harless’s employment for retirement:

(a) she is entitled to a pro-rated portion of any short-term and long-term bonuses (when and to the extent that they are earned); and

(b) her outstanding Company stock options, if any, will vest and will be exercisable until the earlier of five years after the date of termination or the maximum term of each option.

If Ms. Harless’s employment were to have been terminated on December 31, 2006, due to retirement, we estimate that the value of the payments and benefits described in clauses (a) and (b) above she would have been eligible to receive is as follows: (a) $556,959 and (b) $0, with an aggregate value of $556,959. As of December 31, 2006, Ms. Harless did not have any outstanding Company stock options.

Upon the termination of Ms. Harless’s employment by Ms. Harless for “good reason”:

(a) she is entitled to a lump-sum cash severance payment equal to the excess of (1) two times the sum of base salary plus 50% of her maximum short-term bonus opportunity, over (2) any amounts paid or payable to her under any Company-sponsored severance plan, program, policy, contract, account or arrangement;

(b) her outstanding Company stock options, if any, will vest and will be exercisable until the earlier of five years after the date of termination or the maximum term of each option; and

(c) she is eligible for outplacement services to the extent such services are then available to senior executives at the Company.

“Good reason” is defined as a material breach by the Company of the terms and conditions of the employment agreement, a material reduction in overall compensation opportunities or an assignment to a new principal work location that is more that 50 miles from D/FW Airport, Texas, or New York, New York.

If Ms. Harless’s employment were to have been terminated by Ms. Harless on December 31, 2006, for good reason, we estimate that the value of the payments and benefits described in clauses (a), (b) and (c) above she would have been eligible to receive is as follows: (a) $1,328,250, (b) $0, and (c) $14,500, with an aggregate value of $1,342,750. As of December 31, 2006, Ms. Harless did not have any outstanding Company stock options.

Upon the voluntary termination of Ms. Harless’s employment by Ms. Harless for any reason other than retirement (Ms. Harless is currently eligible for retirement) or good reason:

(a) she is entitled to accrued and unpaid base salary, and

(b) she will forfeit all outstanding Company stock options, if any.

Upon the involuntary termination of Ms. Harless’s employment by us for “cause”:

(a) she is entitled to accrued and unpaid base salary and accrued vacation time through the date of termination, and

(b) she will forfeit all outstanding Company stock options, if any, if she is not eligible for retirement (Ms. Harless is currently eligible for retirement).

“Cause” is defined as (i) gross incompetent performance or substantial or continuing inattention or neglect of the duties and responsibilities assigned to her, fraud, misappropriation or embezzlement involving the Company or a material breach of any covenants in the employment agreement, or (ii) commission of any felony of which she is finally adjudged guilty by a court of competent jurisdiction.

Upon the involuntary termination of Ms. Harless’s employment by us without cause:

(a) she is entitled to a lump-sum cash severance payment equal to the excess of (1) two times the sum of base salary plus 50% of her maximum short-term bonus opportunity, over (2) any amounts paid or payable to her under any Company-sponsored severance plan, program, policy, contract, account or arrangement;

(b) her outstanding Company stock options, if any, will vest and will be exercisable until the earlier of five years after the date of termination or the maximum term of each option; and

(c) she is eligible for outplacement services to the extent such services are then available to senior executives at the Company.

If Ms. Harless’s employment were to have been terminated by us on December 31, 2006, without cause, we estimate that the value of the payments and benefits described in clauses (a), (b) and (c) above she would have been eligible to receive is as follows: (a) $1,328,250, (b) $0, and (c) $14,500, with an aggregate value of $1,342,750. As of December 31, 2006, Ms. Harless did not have any outstanding Company stock options.

Long Term Incentive Plan

Under our Long Term Incentive Plan, upon the occurrence of a “change in control” (as defined in the Long Term Incentive Plan), any and all then-outstanding options and SARs shall become immediately exercisable, and any vesting or other conditions, restriction periods and restrictions imposed on or with respect to any other awards that are then-outstanding (including any performance shares, performance units, restricted shares or restricted stock units) will lapse. As of December 31, 2006, none of the Named Executive Officers had any outstanding equity incentive awards that were issued under the Long Term Incentive Plan.

Idearc Savings Plan For Management Employees

Under the Idearc Savings Plan, upon the occurrence of a “change in control” (as defined in the Idearc Savings Plan), an employee whose employment with the Company has not terminated prior to the change in control will be fully vested in the matching contributions and income that have been allocated to each participant’s account as of the date of the change in control and after the date of the change in control. As of December 31, 2006, all of the Named Executive Officers are fully vested under the Idearc Savings Plan.

2007 Executive Compensation Decisions

Our Board, based upon a recommendation from the Human Resources Committee, established 2007 salary levels and target incentive percentages for our Named Executive Officers.

In January 2007, our Human Resources Committee recommended to the Board for approval and the Board approved several changes to the base salaries of the Named Executive Officers who are not covered by an employment agreement, based upon the advice and recommendations regarding comparable compensation levels from Hewitt. The changes in the base salaries of these Named Executive Officers are described in the table below.

In February 2007, our Human Resources Committee recommended to the Board for approval and the Board approved several changes to the short-term incentive plan. Awards under the 2007 short-term incentive plan will be measured by the attainment of performance targets related to print published revenue, internet revenue and operating income before interest, taxes, depreciation and amortization (OIBITDA) during the period beginning January 1, 2007, and ending December 31, 2007. These awards, based on the achievement of these performance targets, will be paid in cash during the first quarter of 2008. Achievement of 100% of the short-term incentive performance targets would result in the payment of an award determined by multiplying the Named Executive Officer’s base salary by the target short-term incentive percentage set forth in the table below (the “Target STI Award”). Achievement of the minimum threshold for payment of an award would result in an award payment equal to 25% of the Target STI Award. The maximum award payout would result in an award payment equal to 200% of the Target STI Award. The percentage of the Target STI Award actually paid will be based on the level of attainment of the performance targets.

In February 2007, our Human Resources Committee recommended to the Board for approval and the Board approved target award percentages and benchmarks under the Company’s Long Term Incentive Plan for our Named Executive Officers not subject to an employment agreement. Awards under the Long Term Incentive Plan will be measured by the Company’s Total Shareholder Return (“TSR”), relative to the TSR of a market benchmark over a three-year measurement period beginning on January 1, 2007, and ending on December 31, 2009 (the “LTI Measurement Period”). Achievement of 100% of the long-term incentive performance target would result in the payment of an award determined by multiplying the closing price of our stock on the last trading day in the LTI Measurement Period by the number of performance units granted to the applicable Named Executive Officer on the grant date (the “Target LTI Award”). The number of performance units granted on the grant date was determined by (i) multiplying the Named Executive Officer’s base salary by the target long-term incentive percentage set forth in the table below, and (ii) dividing the product thereof by the closing price of our common stock on the grant date. Achievement of the minimum threshold for payment of an award would result in an award payment equal to 25% of the Target LTI Award. The maximum award payout would result in an award payment equal to 150% of the Target LTI Award. The percentage of the Target LTI Award actually paid will be based on the level of attainment of the performance target. The performance units will be settled in cash at the end of the LTI Measurement Period.

In March 2007, our Human Resources Committee recommended to the Board for approval and the Board approved the base salary (effective March 1, 2007) and target short- and long-term incentive target award percentages for our President and Chief Executive Officer set forth in the table below.

The table below sets forth the 2007 base salary levels and target incentive percentages under our 2007 short- and long-term incentive programs for each of our Named Executive Officers.

Name	Base Salary (1)	Target Short-Term Incentive Percentage (as % of base salary)	Target Long-Term Incentive Percentage (as % of base salary)
Katherine J. Harless	$650,000	112.5%	425%
Andrew Coticchio	$425,000	80%	175%
Frank P. Gatto	$307,400	80%	175%
W. Scott Hanle	$303,900	80%	175%
Scott B. Laver	$304,300	80%	175%

(1)	The base salary for each Named Executive Officer was effective as of January 1, 2007, except for the base salary of Ms. Harless, which was effective as of March 1, 2007.

HUMAN RESOURCES COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE HUMAN RESOURCES COMMITTEE

Donald B. Reed, Chair

Jerry V. Elliott

Stephen L. Robertson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for the year ended December 31, 2006 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value	All Other Compensation (4)	Total
Katherine J. Harless	2006	$483,000	$400,000	$0	$556,959	$174,053	$166,833	$1,780,845
President and Chief Executive Officer

Andrew Coticchio	2006	$308,500	$100,000	$0	$231,750	$127,068	$65,355	$832,673
Executive Vice President and Chief Financial Officer

Frank P. Gatto	2006	$272,800	$100,000	$0	$206,646	$132,426	$64,952	$776,824
President—Northeast

W. Scott Hanle	2006	$269,700	$75,000	$0	$204,298	$59,496	$104,193	$712,687
President—West & Independent

Scott B. Laver	2006	$270,000	$150,000	$0	$204,525	$106,029	$50,664	$781,218
President—Mid-Atlantic

(1)	Represents one-time bonuses for extraordinary efforts in connection with the Company’s spin-off from Verizon in 2006.
(2)	The Company did not grant equity incentive plan awards during 2006. However, prior to our spin-off, Verizon granted restricted stock units and performance stock units to our Named Executive Officers on February 1, 2006, pursuant to its long-term incentive plan. The aggregate dollar value of the awards granted by Verizon to each of our Named Executive Officers, based on the average price of Verizon’s common stock on the grant date, is as follows: Ms. Harless ($2,415,000), Mr. Coticchio ($694,125), Mr. Gatto ($613,800), Mr. Hanle ($606,825) and Mr. Laver ($607,500). In connection with our spin-off, these awards became fully vested. While the expense associated with these awards was allocated to the Company in connection with the spin-off, Verizon retained the obligation to pay these awards based on the value of its common stock on December 31, 2008, and its total shareholder return relative to the return of benchmark companies.
(3)	Represents cash awards under the Company’s short-term incentive plan.
(4)	Includes the following for each Named Executive Officer:
•	Matching contributions to executive deferral plan maintained by Verizon prior to the spin-off;
•	Matching contributions to the Idearc Savings Plan;
•	Cash payment for portion of Verizon 2004 long-term incentive plan award for the period from the date of the spin-off through December 31, 2006;
•	Cash payment for premium costs on life insurance policy;
•	Tax gross-ups associated with cash payment for premium costs on life insurance policy;
•	The cost of financial planning services;
•	For Ms. Harless only, the cost of a physical examination; and

•

For Ms. Harless only, the aggregate incremental cost of personal use of the corporate aircraft. Use of the corporate aircraft is controlled by a corporate aircraft policy approved by our Board, which policy is administered by our Chief Financial Officer. The cost associated with personal use of our corporate aircraft is allocated to our executive officers and Board members in accordance with Internal Revenue Service regulations.

The table below sets forth the amount of each of these items.

Total All Other Compensation

Name	Executive Deferral Plan	Savings Plan	Partial LTIP Payment	Life Insurance Policy	Tax Gross-ups	Financial Planning	Physical Examination	Aircraft
Ms. Harless	$39,813	$14,025	$28,855	$41,752	$23,948	$8,710	$1,462	$8,268
Mr. Coticchio	$17,210	$14,025	$7,621	$12,325	$7,069	$7,105	$0	$0
Mr. Gatto	$12,563	$14,025	$6,639	$15,646	$8,974	$7,105	$0	$0
Mr. Hanle	$11,694	$14,025	$6,571	$41,179	$23,619	$7,105	$0	$0
Mr. Laver	$10,309	$14,025	$4,166	$14,085	$8,079	$0	$0	$0

Grants of Plan-Based Awards

The following table sets forth information concerning the Company’s grant of short-term incentive plan awards to our Named Executive Officers during the year ended December 31, 2006. The Company did not grant equity incentive plan awards during 2006.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold	Target	Maximum
Ms. Harless	$0	$543,375	$724,500
Mr. Coticchio	$0	$231,375	$308,500
Mr. Gatto	$0	$204,600	$272,800
Mr. Hanle	$0	$202,275	$269,700
Mr. Laver	$0	$202,500	$270,000

(1)	The maximum amount shown is 100% of the Named Executive Officer’s base salary (150% for Ms. Harless). The target amount is 75% of the maximum amount (112.5% for Ms. Harless). These estimated award amounts are based on the Named Executive Officer’s base salary and position at the time of grant.

See “Compensation Discussion and Analysis” for further information regarding the Summary Compensation Table and Grants of Plan-Based Awards.

Harless Employment Agreement

In 2002, Verizon Communications entered into an employment agreement with Katherine J. Harless. In connection with our spin-off in November 2006, the employment agreement was assigned to the Company.

Ms. Harless’s existing employment agreement provides for a two-year term that ends on June 30, 2008. Thereafter, the term of employment will automatically renew for successive two-year terms, unless we provide advance written notice of our intention not to renew the agreement. Notice of non-renewal does not entitle Ms. Harless to any separation benefits under the agreement. Ms. Harless’s agreement provides for:

•	annual base salary of not less than her annual base salary as of July 1, 2002;

•	annual short-term bonus opportunity of at least 75% of her base salary; and

•	annual long-term bonus opportunity of at least 425% of her base salary.

If Ms. Harless’s employment is involuntarily terminated without cause, she will receive a lump sum payment equal to two times (i) her base salary and (ii) 50% of her maximum short-term bonus opportunity.

If Ms. Harless retires, she will be entitled to a pro-rated portion of her short-term and long-term incentives (when and to the extent they are earned) and any outstanding equity incentive awards would immediately vest and become payable on the scheduled date, subject to attainment of applicable performance goals. If Ms. Harless resigns, she is entitled to any accrued and unpaid salary. If her employment terminates following a change in control of the Company, or due to a good reason, or as a result of death or disability, she will generally receive the same benefits as if she were involuntarily terminated without cause. If Ms. Harless’s termination is the result of death or disability, her lump sum separation payment will be equal to her base salary plus 50% of her maximum short-term incentive opportunity. In addition, if Ms. Harless’s termination is the result of a disability, the lump sum payment will be offset by amounts payable under any Company-sponsored disability plan. All separation payments provided to Ms. Harless under her employment agreement are in lieu of Company-sponsored severance.

In exchange for the benefits offered under the employment agreement, Ms. Harless has agreed not to engage in competitive activities or interfere with the Company’s business relations for a specified period of time following the termination of her employment.

Outstanding Equity Awards at Fiscal Year-End

The Company did not have any equity awards outstanding at December 31, 2006.

Pension Benefits

The Company does not accrue pension benefits to its management employees, including the Named Executive Officers. Prior to our spin-off in November 2006, our Named Executive Officers participated in pension plans maintained by Verizon. In December 2005, Verizon announced that management employees, including our management employees, would no longer earn pension benefits after June 30, 2006. In connection with the spin-off, pension assets and liabilities related to our employees were transferred to Company pension plans, which are substantially similar to the Verizon plans. These pension obligations were transferred to the Company in an “over-funded” position. See “Compensation Discussion and Analysis—Pension Plans” for further information regarding the pension plans.

The pension assets and liabilities related to our Named Executive Officers under the Verizon pension plans were transferred to the Idearc Pension Plan for Management Employees (IMPP) and the Idearc Excess Pension Plan (IEPP). The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the IMPP and IEPP using the assumptions set forth in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Ms. Harless	IMPP IEPP	34.83 34.83	$ $	1,397,726 156,443	$0

Mr. Coticchio	IMPP IEPP	22.58 22.58	$ $	675,852 61,063	$0

Mr. Gatto	IMPP IEPP	29.50 29.50	$ $	1,002,850 46,220	$0

Mr. Hanle	IMPP IEPP	33.58 33.58	$ $	1,221,891 45,222	$0

Mr. Laver	IMPP IEPP	20.48 20.48	$ $	631,321 36,130	$0

(1)	Effective as of June 30, 2006, each of our Named Executive Officers was credited with an additional 18 months of service. This additional service credit increased the amount in the “Present Value of Accumulated Benefit” column for each Named Executive Officer under the IMPP and IEPP, respectively, as follows: Ms. Harless ($59,517 and $84,669); Mr. Coticchio ($44,890 and $33,318); Mr. Gatto ($50,439 and $25,344); Mr. Hanle ($53,969 and $24,758); and Mr. Laver ($45,771 and $20,090).

Nonqualified Deferred Compensation

The Company does not have a nonqualified deferred compensation plan. Prior to the spin-off, our Named Executive Officers participated in a nonqualified executive deferral plan maintained by Verizon. Effective as of the time of our spin-off, our Named Executive Officers no longer participate in the Verizon plan.

The amounts contributed to the Verizon plan by each of our Named Executive Officers in 2006 were as follows: Ms. Harless ($46,562); Mr. Coticchio ($20,244); Mr. Gatto ($14,832); Mr. Hanle ($163,213) and Mr. Laver ($52,832). Matching contributions paid by us into the Verizon plan for each of our Named Executive Officers in 2006 were as follows: Ms. Harless ($39,813); Mr. Coticchio ($17,210); Mr. Gatto ($12,563); Mr. Hanle ($11,694) and Mr. Laver ($10,309).

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2006, the Company’s Long-Term Incentive Plan was the only compensation plan under which securities of the Company were authorized for issuance. This plan was approved by the Company’s sole stockholder, Verizon Communications, prior to the spin-off in November 2006. The table below provides information as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	0	0	2,500,000

Equity compensation plans not approved by shareholders	0	0	0

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of March 1, 2007, by:

•	each of our directors;

•	each of the executive officers named in the Summary Compensation Table;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock.

Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the Company believes that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of shares beneficially owned is based on 146,865,821 shares of our common stock outstanding as of March 1, 2007.

Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Jerry V. Elliott (1)	7,451	*
John J. Mueller (1)	7,451	*
Donald B. Reed (1)	8,668	*
Stephen L. Robertson (1)	7,458	*
Thomas S. Rogers (1)	7,452	*
Paul E. Weaver (1)	7,451	*
Katherine J. Harless (2)	201,078	*
Andrew Coticchio (2)	44,780	*
Frank P. Gatto (2)	44,872	*
W. Scott Hanle (2)	45,322	*
Scott B. Laver (2)	44,940	*
All directors and executive officers as a group (19 persons) (3)	666,544	*

*	Less than 1%.
(1)	Includes 7,451 shares of restricted stock for which the director has sole voting power, but no dispositive power.
(2)	Includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power, as follows: Ms. Harless (200,000 shares), Mr. Coticchio (44,765 shares), Mr. Gatto (44,765 shares), Mr. Hanle (44,765 shares) and Mr. Laver (44,765).
(3)	Includes 662,941 shares of restricted stock for which the directors and officers have sole voting power, but no dispositive power.

Five Percent Holder

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on a report filed by the entity with the Securities and Exchange Commission, except that the percentage is based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of common stock outstanding on March 1, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Hotchkis and Wiley Capital Management, LLC (1) 725 S. Figueroa Street, 39th Floor Los Angeles, California 90017	8,456,200	5.8%

(1)	According to a Schedule 13G filed by Hotchkis and Wiley Capital Management, LLC (“HWCM”), HWCM has sole voting power with respect to 7,262,700 shares of common stock and sole dispositive power with respect to 8,456,200 shares. The Schedule 13G provides that HWCM is an investment adviser and that the shares of common stock listed on the Schedule 13G are owned of record by clients of HWCM. In addition, HWCM reported that these clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock and that none of these clients is known to have these rights or powers with respect to more than five percent of the Company’s common stock.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing, approving and overseeing all transactions with related persons (as defined in SEC regulations). The Nominating and Corporate Governance Committee will periodically reassess any related-person transaction entered into by the Company to ensure their continued appropriateness. This responsibility is set forth in the Nominating and Corporate Governance Committee’s charter.

INDEPENDENT PUBLIC ACCOUNTANTS

Selection

Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2006 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2007. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for 2006, and fees billed for other services rendered by Ernst & Young.

2006
Audit Fees (1)	$500,000
Audit-Related Fees	$0
Tax Fees	$0
All Other Fees	$0

(1)	Audit fees consist principally of fees for the audit of the Company’s consolidated financial statements for 2006. Fees related to the spin-off were paid by Verizon Communications and were for audits and reviews of carve-out financial statements for previous periods.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to require the pre-approval of all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules).

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors (the “Board”) of Idearc Inc. (the “Company”) in its general oversight of the Company’s accounting, auditing and financial reporting practices. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on (i) management’s assessment of the effectiveness of internal control over financial reporting, and (ii) the effectiveness of internal control over financial reporting. The Company is required to first comply with Section 404 of the Sarbanes-Oxley Act of 2002 for its fiscal year ending December 31, 2007.

The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In the performance of its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2006. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with Ernst & Young LLP of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, and subject to the limitations of its role, the Audit Committee recommended that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Paul E. Weaver, Chair Jerry V. Elliott Stephen L. Robertson

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2006 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a).

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at Idearc Inc., 2200 West Airfield Drive, P.O. Box 619810, D/FW Airport, TX 75261, Attention: Corporate Secretary, by November 15, 2007, and otherwise comply with all requirements of the SEC for stockholder proposals.

If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2008 Annual Meeting of Stockholders, you must give timely written notice of the proposal to the Company’s Corporate Secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address not later than 120 days in advance of the first anniversary date of the Company’s proxy statement release to stockholders for the preceding year’s annual meeting. To be timely, a written notice of a proposal (including a notice recommending a director candidate) must be received no later than November 15, 2007. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s bylaws. A copy of the Company’s bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board is not aware of any other business that may be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors

William G. Mundy Executive Vice President, General Counsel and Secretary

D/FW Airport, Texas

March 15, 2007

IDEARC INC.
ATTN: INVESTOR RELATIONS
2200 W. AIRFIELD DRIVE
P.O. BOX 619810
D/FW AIRPORT, TX 75261

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Idearc Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Idearc Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: IDEAR1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IDEARC INC.

The Board of Directors recommends a vote "FOR" Items 1 and 2:

Vote on Proposals:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of seven directors 01. John J. Mueller 02. Jerry V. Elliott 03. Katherine J. Harless 04. Donald B. Reed 05. Stephen L. Robertson 06. Thomas S. Rogers 07. Paul E. Weaver	☐	☐	☐	____________

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as Idearc's independent registered public accounting firm for 2007.	☐	☐	☐

Each of the Proposals is more fully described in the accompanying proxy statement.

NOTE: Please sign exactly as your name or names appear(s) above. For joint accounts, each owner should sign. When signing as an officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s)

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ADMISSION TICKET

(Not Transferable)

2007 Annual Meeting of Stockholders
9:00 a.m., local time, April 19, 2007

Cityplace Conference Center
2711 North Haskell Avenue
Dallas, TX 75204

A map of the location can be found at www.chgcityplace.com

Please present this admission ticket in order to gain admittance to the annual meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

▲ DETACH PROXY CARD HERE ▲

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 19, 2007

William G. Mundy and Andrew Coticchio, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock of Idearc Inc. (the "Company") held of record by the undersigned on March 1, 2007, at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on April 19, 2007, at Cityplace Conference Center located at 2711 North Haskell Avenue, Dallas, Texas 75204, and any adjournment or postponement thereof. This proxy card also provides voting instructions for shares of common stock that you may hold in a Company benefit plan. Any and all proxies heretofore given are hereby revoked. **The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, in accordance with the recommendations of the Board of Directors. This proxy authorizes each of Messrs. Mundy and Coticchio to vote at his discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.**

(Continued and to be signed and dated on the reverse side.)